Exhibit (a)(5)(e)

12/24/14 PRESS RELEASE

PUBLICIS GROUPE EXTENDS TENDER OFFER TO ACQUIRE SAPIENT

PARIS – December 24, 2014 – Publicis Groupe S.A. (Euronext Paris: FR0000130577, CAC 40) (“Publicis”) today announced that it has extended its previously announced tender offer to purchase all of the outstanding shares of common stock of Sapient Corporation (NASDAQ: SAPE) (“Sapient”) for $25.00 per share in cash (the “Offer”). The Offer will now expire at the end of the day, immediately after 11:59 p.m., New York City time, on January 7, 2015, unless it is further extended. All other terms and conditions of the Offer remain unchanged.

The completion of the Offer is subject to certain customary terms and conditions.  As previously disclosed, the mandatory waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, has expired and the Offer has been cleared unconditionally under the German Act Against Restraints of Competition.  The Offer has been extended to allow additional time for the satisfaction of the CFIUS Condition and the FOCI Mitigation Plan Condition, each as defined in the Offer to Purchase dated November 12, 2014, as amended, and other related materials by which the Offer is being made.

Computershare Trust Company, N.A., the depositary for the Offer, has advised Publicis that as of 5:00 p.m., New York City time, on December 23, 2014, approximately 116,557,426 shares of common stock of Sapient have been validly tendered and not withdrawn pursuant to the Offer, representing approximately 79.6% of Sapient’s outstanding shares. Shareholders who have already tendered their shares of common stock of Sapient do not have to re-tender their shares or take any other action as a result of the extension of the Offer.

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About Publicis Groupe

Publicis Groupe (Euronext Paris FR0000130577, CAC 40) is one of the world’s leading communications groups. The Groupe offers a full range of services and skills: digital (DigitasLBi, Razorfish, Rosetta, VivaKi, Nurun), advertising (BBH, Leo Burnett, Publicis Worldwide, Saatchi & Saatchi), public affairs, corporate communications and events (MSLGROUP), media strategy, planning and buying (Starcom MediaVest Group and ZenithOptimedia), healthcare communications, with Publicis Healthcare Communications Group (PHCG), and finally, brand asset production with Prodigious. Present in 108 countries, the Groupe employs 64,000 professionals.

www.publicisgroupe.com | Twitter:@PublicisGroupe | Facebook: www.facebook.com/publicisgroupe | Viva la Difference !

Contacts
Publicis Groupe
Peggy Nahmany	Corporate Communications	+ 33 (0)1 44 43 72 83

Martine Hue	Investor Relations	+ 33 (0)1 44 43 65 00

Stéphanie Constand	Investor Relations	+ 33 (0)1 44 43 74 44

Additional Information and Where to Find It

This communication is for informational purposes only and is neither an offer to purchase nor a solicitation of an offer to sell shares.  The tender offer is being made pursuant to a Tender Offer Statement on Schedule TO filed by Publicis with the Securities and Exchange Commission (the “SEC”) on November 12, 2014.  Sapient filed a Solicitation/Recommendation Statement on Schedule 14D-9 with the SEC with respect to the tender offer on November 12, 2014. THE TENDER OFFER MATERIALS (INCLUDING AN OFFER TO PURCHASE, A RELATED LETTER OF TRANSMITTAL AND CERTAIN OTHER TENDER OFFER DOCUMENTS) AND THE SOLICITATION / RECOMMENDATION STATEMENT, INCLUDING IN EACH CASE ANY AMENDMENTS OR SUPPLEMENTS THERETO, CONTAIN IMPORTANT INFORMATION.  HOLDERS OF SHARES OF SAPIENT COMMON STOCK ARE URGED TO READ THESE DOCUMENTS CAREFULLY BECAUSE THEY CONTAIN IMPORTANT INFORMATION THAT HOLDERS OF SHARES OF SAPIENT COMMON STOCK SHOULD CONSIDER BEFORE MAKING ANY DECISION REGARDING TENDERING THEIR SHARES.  The Offer to Purchase, the related Letter of Transmittal and certain other tender offer documents, as well as the Solicitation / Recommendation Statement, are being made available to all holders of shares of Sapient common stock at no expense to them.  The tender offer materials and the Solicitation / Recommendation Statement are available at no charge on the SEC’s website at www.sec.gov.  The tender offer materials and the Solicitation / Recommendation Statement may also be obtained at no charge by contacting D.F. King & Co., Inc., the information agent for the tender offer, toll-free at (866) 796-6860.

Forward-Looking Statements

This communication contains forward-looking statements (including within the meaning of the Private Securities Litigation Reform Act of 1995) concerning Sapient, Publicis, the proposed transaction and other matters.  These statements may discuss goals, intentions and expectations as to future plans, trends, events, results of operations or financial condition, or otherwise, based on current beliefs of the management of Sapient and Publicis as well as assumptions made by, and information currently available to, such management.  Forward-looking statements may be accompanied by words such as “aim,” “anticipate,” “believe,” “plan,” “could,” “would,” “should,” “estimate,” “expect,” “forecast,” “future,” “guidance,” “intend,” “may,” “will,” “possible,” “potential,” “predict,” “project” or similar words, phrases or expressions.  These forward-looking statements are subject to various risks and uncertainties, many of which are outside the parties’ control.  Therefore, you should not place undue reliance on such statements.  Factors that could cause actual results to differ materially from those in the forward-looking statements include failure to obtain the tender of a majority of the outstanding shares of Sapient common stock and regulatory approvals in a timely manner or

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otherwise; failure to satisfy other closing conditions to the proposed transaction; risks that the new businesses will not be integrated successfully or that the combined companies will not realize estimated cost savings, synergies and growth or that such benefits may take longer to realize than expected; failure to realize anticipated benefits of the combined operations; risks relating to unanticipated costs of integration; losses on media purchases and production costs incurred on behalf of clients; reductions in client spending, a slowdown in client payments and changes in client communication requirements; failure to manage potential conflicts of interest between or among clients; unanticipated changes relating to competitive factors in the advertising and marketing industries; ability to hire and retain key personnel; ability to successfully integrate the companies’ businesses; the potential impact of announcement or consummation of the proposed transaction on relationships with third parties, including clients, employees and competitors; ability to attract new clients and retain existing clients in the manner anticipated; reliance on and integration of information technology systems; changes in legislation or governmental regulations affecting the companies; international, national or local economic, social or political conditions that could adversely affect the companies or their clients; conditions in the credit markets; risks associated with assumptions the parties make in connection with the parties’ critical accounting estimates and legal proceedings; and the parties’ international operations, which are subject to the risks of currency fluctuations and foreign exchange controls, among others.  The foregoing list of factors is not exhaustive.  You should carefully consider the foregoing factors and the other risks and uncertainties that affect the parties’ businesses, including those described in Sapient’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and other documents filed from time to time with the SEC and those described in Publicis’ annual reports, registration documents and other documents filed from time to time with the French financial market regulator (Autorité des Marchés Financiers or “AMF”).  Except as required under applicable law, the parties do not assume any obligation to update these forward-looking statements.

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